                                                          Confidential Treatment
                                                                   EXHIBIT 10.20



Redacted information, denoted as "[REDACTED]," has been omitted from this document pursuant to a request for confidential treatment that has been separately filed with the Commission.




                       LICENSE AND DISTRIBUTION AGREEMENT

                                     Between

                            F H FAULDING & CO LIMITED

                               A.C.N. 007 870 984

                                       and

                               WARNER CHILCOTT plc

                                    LICENSE AND DISTRIBUTION AGREEMENT dated as of December 31, 1997 between F H FAULDING & CO LIMITED, A.C.N. 007 870 984, a limited liability company organized and existing under the laws of Australia, with its principal offices at 115 Sherriff Street, Underdale, South Australia 5032, Australia ("FAULDING") and WARNER CHILCOTT plc, a corporation organized and existing under the laws of the Republic of Ireland, with its principal offices at Lincoln House, Lincoln Place, Dublin 2, Ireland ("WARNER CHILCOTT").

         WHEREAS, FAULDING and WARNER CHILCOTT, as assignee of Warner-Lambert Company, are parties to the Prior License and Supply Agreements pursuant to which FAULDING granted WARNER CHILCOTT a license to certain know-how and information related to the Product and the exclusive right to manufacture and distribute the Product in the Territory;

         WHEREAS, FAULDING and its Affiliate, Purepac Pharmaceutical Co. ("Purepac") are parties to an Agreement dated as of March 15, 1995, pursuant to which FAULDING granted Purepac a non-exclusive license to distribute a Competing Product in the Territory;

         WHEREAS, the parties intend hereby to terminate the Prior License and Supply Agreements and to set forth the terms upon which FAULDING will grant WARNER CHILCOTT:

                  A. the exclusive right to import, distribute, promote and sell the Product in the Territory; and

                  B. a license to the Technology for the sole purpose of selling and distributing the Product in the Territory upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, FAULDING and WARNER CHILCOTT agree to the following:

         1.       DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

                  a. "Affiliates" shall mean (i) an entity controlled by a common parent that owns more than fifty percent of the voting stock of both such entity and one of the parties to this Agreement and (ii) such parent company.

                  b. "Certificate of Analysis" shall mean a document, which is signed and dated by a duly authorized representative of FAULDING certifying that the Product conforms with the Product Specification.

                  c. "CIP" shall mean "Carriage and Insurance Paid" to the destination specified in Section 7 hereof, as such term is defined in Incoterms.

                  d. "Competing Product" shall mean a pharmaceutical product which is an AB-rated equivalent to Doryx(TM) 100 mg capsules, as currently defined in the 17th edition of Approved Drug Products with Therapeutic Equivalence Evaluations, issued by the United States Department of Health and Human Services.

                  e. "Confidential Information" shall mean and include all information which may be disclosed by either party or its Affiliates to the other party or its Affiliates either pursuant to this Agreement or pursuant to any prior agreement concerning (i) the Product; (ii) any technology of either party, including, without limitation, the Technology, (iii) any marketing strategies and business of either party, including such strategies and business relating directly to the Product, and (iv) any technology generated by either of them as a result of the rights granted and obligations arising under this Agreement but shall not include information which the party receiving the information can show: (i) either is or becomes available to the public other than as a result of a disclosure by the receiving party; (ii) at the time of receipt is already in the possession of the receiving party or (iii) becomes lawfully available to the receiving party on a non-confidential basis from a third party entitled to make that disclosure.

                  f. "cGMP" shall mean current good manufacturing practices as required by the U S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder.

                  g. "FDA" shall mean the U.S. Food and Drug Administration and any successor organization.

                  h. "Firm Order" shall have the meaning set forth in Section 6(b).

                  i. "FOB" shall mean "Free on Board" to the destination specified in Section 7 hereof, as such term is defined in Incoterms.

                  j. "Incoterms" shall mean the 1990 edition of the International Commercial terms published by the International Chamber of Commerce, as may be amended or modified from time to time.

                  k. "Independent Analyst" shall mean an analyst that is acceptable to both of the parties.

                  l. "Intellectual Property Rights" shall include all rights and interests, vested or arising out of any patent, copyright, design, trade mark, trade secrets, goodwill or Confidential Information rights whether arising by common law or by statute or any right to apply for registration under a statute in respect of those or like rights.

                  m. "Latent Defect" shall mean a deviation from Product Specification that is discovered subsequent to receipt by WARNER CHILCOTT in any Product that had met Product Specification at the time of receipt.

                  n. "Medical Affairs Liaison" shall have the meaning set forth in Section 13.

                  o. "Minimum Obligation Period" shall have the meaning set forth in Section 11.

                  p. "Net Sales of Product" shall mean WARNER CHILCOTT's gross invoiced sales of Product less [REDACTED], which is the agreed upon allowance for cash discounts and Medicaid rebates. Any discount, allowance, rebate, management fee or wholesaler chargeback for Product that is given to a customer due to the purchase of a product other than the Product, or due to the purchase of any service, shall not be taken into consideration in the calculation of Net Sales of Product.

                  q. "Objection Notice" shall have the meaning set forth in
Section 8(b).

                  r. "Prior License and Supply Agreements" shall mean the U.S. License Agreement and the U.S. Supply Agreement, both of which are dated as of September 5, 1985 as amended between F H FAULDING & Co Limited and WARNER CHILCOTT, Inc., as assignee of Warner-Lambert Company.

                  s. "Product" shall mean the Doryx(TM) 100 mg capsules to be supplied by FAULDING to WARNER CHILCOTT for marketing and distribution in the Territory.

                  t. "Product Specification" shall mean the latest approved specification of the Product by the FDA.

                  u. "Purepac" shall mean Purepac Pharmaceutical Co., an Affiliate of Faulding, whose principal offices are located at 200 Elmora Avenue, Elizabeth, New Jersey.

                  v. "Regulatory Authority" shall mean the FDA and/or any other like authority whether Federal or State regulating the manufacture, distribution, marketing and/or sale in the U.S. of therapeutic substances.

                  w. "Tablet" shall have the meaning set forth in Section 4.

                  x. "Technology" shall mean the technology in relation to the Product, including the technical, scientific, industrial information and knowledge, confidential information and expertise in relation to such Product.

                  y. "Territory" shall mean the United States of America, including its territories and possessions and the Commonwealth of Puerto Rico.

                  z. "Warner Chilcott, Inc." shall mean Warner Chilcott, Inc., a New Jersey corporation and wholly owned subsidiary of WARNER CHILCOTT.

         2.       GRANT OF EXCLUSIVE LICENSE

                  a. FAULDING hereby grants to WARNER CHILCOTT and, subject to the provisions set forth in Section 2(e), to Warner Chilcott, Inc.:

                           i. an exclusive license, exclusive even as to Licensor (subject to the provisions of Section 11 below) to package, store, promote, sell and distribute the Product in the Territory on the terms and conditions set forth in this Agreement; and

                           ii. an exclusive license, exclusive except as to Licensor and its Affiliates for the sole purpose of qualifying an alternate manufacturing site under Section 5 below, to use the Technology for the sole purpose of packaging, storing, promoting, selling and distributing the Product in the Territory and to assist FAULDING in qualifying an alternate manufacturer of the Product under the circumstances described in Section 5 hereto.

                  b. WARNER CHILCOTT agrees that during the term of this Agreement, it:

                           i. will not sell or attempt to sell the Product, either on its own account or through any third party outside the Territory nor will it sell any Product to any person or corporation within the Territory where it has reasonable grounds to believe that such other person or corporation intends to sell the Product outside the Territory;

                           ii. will not manufacture, sell or distribute any Competing Product or attempt to manufacture, sell or distribute any Competing Product, either on its own account or through any third party, whether within or outside the Territory, and

                           iii. will maintain facilities to package Product and hold Product for distribution within the Territory only in (A) the Territory and (B) the Republic of Ireland; and

                           iv. will refer to FAULDING all inquiries, sales leads, prospects and other information WARNER CHILCOTT may receive concerning sales and prospective sales of the Product outside the Territory.

                  c.       FAULDING agrees that, during the term of the
Agreement:

                           i. subject to the provisions of Section 11, it will not market, sell or attempt to market or sell the Product or any Competing Product within the Territory, either on its own account or through any third party, nor will it market or sell (nor will it allow or permit any Affiliate or other related party to market or sell) any Product, or any Competing Product, to any person or corporation outside the Territory where it has reasonable grounds to believe that such other person or corporation intends to sell such Product within the Territory; and

                           ii. will refer to WARNER CHILCOTT all inquiries, sales leads, prospects and other information FAULDING or its Affiliates may receive concerning sales and prospective sales of the Product within the Territory.

                  d. WARNER CHILCOTT understands and agrees that FAULDING has the right to distribute, or grant any rights to any third party to distribute the Product outside the Territory subject to the provisions of subsection (c) of this Section.

                  e. WARNER CHILCOTT agrees that without FAULDING's prior written consent, it will not grant any sub-license of the rights granted to it under Section 2(a) nor delegate the exercise of the rights granted to it under
Section 2(a) to any party, other than Warner Chilcott, Inc. and understands and agrees that the grant of the license in Section 2(a) hereof to Warner Chilcott, Inc. (but not to WARNER CHILCOTT) will be automatically terminated, without the necessity of FAULDING providing notice to WARNER CHILCOTT or Warner Chilcott, Inc., in the event that WARNER CHILCOTT's beneficial percentage interest in Warner Chilcott, Inc. falls below 51% beneficial ownership.

         3.       TERMINATION OF PRIOR AGREEMENTS.

         Contemporaneously with the execution of this Agreement:

                  a. the parties agree to, and hereby terminate, the Prior License and Supply Agreements in their entirety; and

                  b. FAULDING agrees to cause Purepac (and all other Affiliates and related parties of Faulding) (i) immediately upon the parties' execution of this Agreement, to ship no more than 500 bottles (each containing 50 capsules) of its Competing Product into the Territory and (ii) no later than five (5) full business days after the date hereof, to cease accepting any orders for its Competing Product. Notwithstanding the foregoing, however, the parties acknowledge and agree that Purepac Pharmaceutical Co. will retain the FDA approval for such Competing Product. Moreover, WARNER CHILCOTT agrees to reimburse FAULDING for unsold Product in Purepac's possession, at the rate of [REDACTED] per capsule, up to an aggregate maximum payment of [REDACTED].

         4.       NEGOTIATION OF FURTHER AGREEMENT

                  The parties agree to enter into good faith negotiations with respect to a potential new agreement pursuant to which Faulding, in return for appropriate consideration from WARNER CHILCOTT, would develop a [REDACTED] tablet (the "Tablet") for WARNER CHILCOTT's distribution in the Territory. It is the parties' mutual intent to enter into a license and distribution agreement with respect to the Tablet on substantially similar commercial terms as are contained in this Agreement and that the Tablet agreement would supersede and replace this Agreement. Unless this Agreement is so superseded (or otherwise expires or is terminated), Faulding agrees that neither it nor its Affiliates or related parties will, during the term of this Agreement, market. distribute or sell Tablets in the Territory.

         5.       QUALIFICATION OF ALTERNATIVE MANUFACTURING SITE

                  ln the event that FAULDING fails, for any reason, to supply WARNER CHILCOTT with Product in full for a period of three (3) months or more after the date of delivery specified by WARNER CHILCOTT in any Firm Order, the parties will reasonably agree to the selection of a third party for the supply of WARNER CHILCOTT's requirements of Product until FAULDING is capable of resuming the supply of Product to WARNER CHILCOTT, and FAULDING will use commercially reasonable efforts to arrange for such supply (including, if necessary, qualifying such alternate manufacturing facility).

         6.       FORECASTS; SUPPLY OF PRODUCT.

                  a. The parties currently intend that FAULDING will supply Product, in bulk capsule form, to WARNER CHILCOTT. In the event that at any time during the term of this Agreement, WARNER CHILCOTT desires to have FAULDING deliver Product in finished pack form, the parties agree to negotiate in good faith the terms upon which the Product will be so delivered.

                  b. On the date hereof and, thereafter, on the first day of each quarter during the term of this Agreement, WARNER CHILCOTT shall provide FAULDING with a forecast of its requirements of Product for distribution in the Territory for the immediately ensuing twelve month period, specifying the approximate quantities of Product for use as samples and the approximate quantities for sale in the Territory. The forecast for the most current three-month period shall constitute a firm order ("Firm Order") which (i) shall state in reasonable detail the quantities of Product ordered and dates for delivery of Product; (ii) the quantities to be used as samples and (iii) shall be binding on both parties regarding the amount of Product to be purchased or supplied, as the case may be. The forecast for the remaining nine-month period is for planning purposes only and does not constitute a commitment to purchase or supply.

                  c. No Firm Order delivered hereunder, subsequent to the initial Firm Order, shall provide for an increase of more than [REDACTED] ([REDACTED]%) per cent of the quantity of Product contained in the immediately preceding Firm Order, unless otherwise agreed by both parties.

                  d. The Firm Orders will specify delivery dates not less than 90 days in advance of the date of such Firm Order. Upon receipt of a Firm Order from WARNER CHILCOTT, FAULDING shall effect delivery of the Product covered thereby in accordance with its current production and delivery schedule, using commercially reasonable efforts to ship Product within ten (10) business days of the shipment date specified in the Firm Order to the destination designated in the Firm Order. FAULDING will notify WARNER CHILCOTT of any expected delay or back order of the Product and the expected shipping date within eight (8) business days of its receipt of the Firm Order.

                  e. The batch size for the Product shall be [REDACTED] capsules, unless the parties agree in writing to an alternate batch size. WARNER CHILCOTT shall place all Firm Orders for Product in multiples of the batch size. Any batch, or multiple thereof, may be comprised, at WARNER CHILCOTT's option, of any reasonable combination of Product for sample use or commercial sale.

                  f. If WARNER CHILCOTT claims that there is a shortage of Product delivered by FAULDING pursuant to a Firm Order, it shall submit written notice to FAULDING within sixty (60) days after the date of a delivery of such Firm Order. In case of alleged non-delivery, a written claim must be submitted to FAULDING within thirty (30) days of the FAULDING delivery advice notice. In the absence of such a written claim, in the case of either alleged shortage or non-delivery, the Product shall be deemed to have been delivered in accordance with this Agreement. In any event, WARNER CHILCOTT shall not be entitled to cancel or refuse to accept delivery by reason only of an alleged shortage or a delay in the shipment of any Firm Order.

         7.       PURCHASE PRICE; PAYMENTS & ADJUSTMENTS

                  a. FAULDING will manufacture and supply bulk capsules of Product to WARNER CHILCOTT, FOB carrier Adelaide, Australia:

                           i. for WARNER CHILCOTT's commercial sale in the Territory at the initial price of (a) [REDACTED], per [REDACTED] capsules, and

                           ii. for distribution in the Territory as samples at [REDACTED] per [REDACTED] capsules.

The parties agree that these initial prices will stay in effect for a period of at least one year from the date hereof. Thereafter, the purchase price will be reviewed annually and may be increased by FAULDING, upon thirty (30) days prior written notice to WARNER CHILCOTT, to include demonstrated increases of the actual direct costs of manufacturing Product (raw materials, labor, reasonable direct overhead etc). Any revised price will apply only to Product shipped pursuant to Firm Orders placed after the effective date of the revised price.

                  b. WARNER CHILCOTT will pay for the Product within thirty (30) days after FAULDING's delivery of the Product and acceptance by WARNER CHILCOTT under this Section

6(a) of this Agreement and such payment will be effected by wire transfer into an account designated by FAULDING. Payment will be in U. S. Dollars.

         8.       ACCEPTANCE OF THE PRODUCT.

                  a. FAULDING will supply a Certificate of Analysis with each delivery of the Product.

                  b. All Product received by WARNER CHILCOTT shall be deemed accepted unless WARNER CHILCOTT gives FAULDING written notice (the "Objection Notice") either (i) within thirty (30) days of such receipt or (ii) within five
(5) days of the delivery of notice upon the discovery of a Latent Defect, as set forth in subsection (f) hereof. In either case, WARNER CHILCOTT shall specify the manner in which the shipment of Product, in whole or part, fails to meet FAULDING's warranties set forth in Section 9(a) of this Agreement.

                  c. In the event that WARNER CHILCOTT gives written notice to FAULDING under Section 9(a) and the parties are unable, within thirty (30) days of that notice, to agree upon whether a batch of Product complies with the requirements set forth in Section 9(a), the parties agree to submit a sample of the Product to an Independent Analyst for a report.

                  d. The cost of the report of the Independent Analyst will be paid by the party against which the Independent Analyst rules.

                  e. If the Independent Analyst determines that the Product does not comply with the requirements set forth in Section 9(a), FAULDING will replace such Product free of charge to WARNER CHILCOTT and FAULDING will reimburse WARNER CHILCOTT for WARNER CHILCOTT's reasonable expenses with respect to the shipment of such Product, including, without limitation freight expenses and shipment expenses incurred by WARNER CHILCOTT in connection with the disposition or return of such Product.

                  f. It is possible for a shipment of Product, or a portion thereof, to have Latent Defects. As soon as either party becomes aware of a Latent Defect in any batch of Product, it shall immediately give written notice to the other party and the batch involved, at WARNER CHILCOTT's election, shall be deemed rejected as of the date of such notice. Upon determination, pursuant to the procedures set forth in subsections (c)- (e) of this Section, in that any Latent Defect has been caused by an action or omission by FAULDING or an Affiliate of Faulding, FAULDING shall use commercially reasonable efforts, at its own cost, to ship replacement Product to WARNER CHILCOTT.

         9.       MANUFACTURE, TRANSPORT, STORAGE AND DISTRIBUTION OF THE
PRODUCT

                  a. Faulding warrants that all quantities of Product supplied by FAULDING to WARNER CHILCOTT pursuant to this Agreement will:

                           i. conform in all respects to the Product Specification;

                           ii. be manufactured in conformity with cGMP and with any applicable FDA regulations; and

                           iii. will not contain any product or article that would cause the Product to be adulterated or misbranded within the meanings of Section 501 and 502 of the Food, Drug and Cosmetic Act.

OTHER THAN THE REPRESENTATIONS SET FORTH IN THIS SECTION 9(a), FAULDING MAKES NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCT AND WILL NOT BE LIABLE TO WARNER CHILCOTT FOR CONTINGENT, REMOTE, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

                  b. FAULDING will supply WARNER CHILCOTT with instructions concerning suitable conditions for transport and storage of the Product and WARNER CHILCOTT warrants it will transport and store the Product under those suitable conditions so as not to adversely affect the Product.

                  c. WARNER CHILCOTT warrants that it will package and label the Product, and maintain and update the package insert labeling in compliance with all applicable laws and regulations in the Territory. In the event that either of the parties becomes aware of any defect in any batch of Product it will immediately notify the other party and provide such party with a full disclosure of that defect or unsuitability.

                  d. Each of the WARNER CHILCOTT and FAULDING agrees to comply with its respective regulatory submission obligations in the Territory with respect to the Product and WARNER CHILCOTT agrees to pay any regulatory fees arising from WARNER CHILCOTT's or Warner Chilcott, Inc.'s use of the Product hereunder.

                  e. FAULDING assumes all loss and indemnifies and holds harmless WARNER CHILCOTT and its Affiliates and their respective officers, director, employees, distributors and agents from and against any and all loss (excluding consequential loss and loss of profits), liability, damage, fee, cost (including reasonable attorneys fees), expense, suit, claim, demand, judgement and prosecution directly arising or resulting from (i) Faulding's warranties set forth in Section 9(a) of this Agreement or (ii) any reckless or unlawful act on the part of FAULDING or any of its employees or agents for personal injury (including death) suffered while engaged in performance of this Agreement.

                  f. FAULDING will procure at its own expense from a mutually acceptable insurer, and maintain in full force and effect throughout the term of this Agreement and for five (5) years thereafter, product liability insurance with a single limit liability of not less than [REDACTED] in one claim and in the aggregate, for bodily injury, death or property damage, insuring WARNER CHILCOTT from and against any and all loss (excluding consequential loss and loss of profits), liability, damage, fee, cost (including reasonable attorneys fees), expense, suit, claim, demand, judgement and prosecution directly arising from or incidental to or resulting from the manufacture of the Product. This provision does not limit FAULDING's liability under Section 9(e). FAULDING will, when reasonably requested by WARNER CHILCOTT to do so, provide to WARNER CHILCOTT a copy of such policy or a certificate of insurance evidencing the required coverage and evidence that the policy remains in force.

                  g. WARNER CHILCOTT assumes all risk of loss and indemnifies and holds harmless FAULDING and its Affiliates, sub-licensees and designees and their respective officers, directors and employees from and against any and all loss (excluding consequential loss and loss of profits), liability, damage, fee, cost (including reasonable attorney's fees), expense, suit, claim, demand, judgement and prosecution directly or indirectly arising from or resulting from
(i) a breach by WARNER CHILCOTT of its obligations under this Agreement, (ii) the marketing, distribution, sale, the transportation, storage or packaging of the Product by WARNER CHILCOTT or any of its Affiliates, sub-licensees or designees or any of their respective employees or agents (other than matters covered by subsection 9(e) above) or (iii) any reckless or unlawful act on the part of WARNER CHILCOTT, its Affiliates, sub-licensees or designees or any of their respective employees or agents for personal injury (including death) suffered while engaged in performance of this Agreement.

                  h. WARNER CHILCOTT will procure at its own expense from a mutually acceptable insurer, and maintain in full force and effect throughout the term of this Agreement and for [REDACTED] years thereafter, product liability insurance with a single limit liability of not less than [REDACTED] in one claim and in the aggregate for bodily injury, death or property damage, insuring FAULDING and its Affiliates and designees from and against any and all loss (excluding consequential loss and loss of profits), liability, damage, fee, cost (including reasonable attorney's fees), expense, suit, claim, demand, judgement and prosecution directly or indirectly arising from or incidental to or resulting from a breach by WARNER CHILCOTT of its obligations under this Agreement, or from the marketing, distribution, sale transportation, storage or packaging of the Product by WARNER CHILCOTT (other than matters covered by subsection 9(e) above). This provision does not limit WARNER CHILCOTT's liability under clause 9(g). WARNER CHILCOTT will, when reasonably requested by FAULDING to do so, provide to FAULDING a copy of such policy or a certificate of insurance evidencing the required coverage and evidence that the policy remains in force.

         10.      MARKETING AND OTHER RELATED DUTIES OF THE PARTIES

                  a. WARNER CHILCOTT will use commercially reasonable efforts to distribute the Product in the Territory and to maximize sales of the Product throughout the Territory and will maintain appropriate warehousing, sales and distribution personnel and facilities to perform this and its other obligations under this Agreement.

                  b. Each of the parties will provide the other party with reports and information reasonably required by the other party to assist it in fulfilling its obligations hereunder.

         11.      MINIMUM ORDERS FOR COMMERCIAL SALE

                  a. For so long as no Competing Product is being sold or marketed in the Territory, WARNER CHILCOTT's minimum purchase obligations of Product for commercial sale in the Territory during the term of the Agreement are as follows:


                        i.       Period ending [REDACTED]  [REDACTED] capsules

                        ii.      [REDACTED]                [REDACTED] capsules

                        iii.     [REDACTED]                [REDACTED] capsules

                        iv.      [REDACTED]                [REDACTED] capsules

                        v.       For each
                                 [REDACTED]
                                 month period
                                 subsequent to
                                 [REDACTED]
                                 during the term
                                 of the Agreement          [REDACTED] capsules


The parties agree that in order to comply with the minimum purchase obligations of this Section 11, WARNER CHILCOTT shall be obligated to place Firm Orders at a point in time in each of the periods set forth above ( a "Minimum Obligation Period") so that FAULDING will have sufficient time as set forth in Section 6(d), during that Minimum Obligation Period to fill and ship a quantity of Product at least equal to WARNER CHILCOTT's minimum purchase obligation for that same Period. To the extent, however, that FAULDING, for any reason other than a default by WARNER CHILCOTT, is delayed in its ability to manufacture and ship Product during any Minimum Obligation Period, WARNER CHILCOTT's minimum purchase obligation for such Minimum Obligation Period will be excused. Notwithstanding the provisions of the previous sentence, however, any quantity of Product ordered to fulfill a minimum purchase obligation during any Minimum Obligation Period, which FAULDING ships in any subsequent Period, will only be credited against WARNER CHILCOTT's minimum purchase obligation for the period in which it was ordered and not for any subsequent Period and any failure by FAULDING to ship Product during any Minimum Obligation Period will not excuse WARNER CHILCOTT's minimum purchase obligations for any subsequent Periods, as set forth in this Section 11.

                  b. WARNER CHILCOTT agrees to guarantee full payment for the respective minimum quantity of Product, as set forth above, irrespective of whether, in the applicable Period (i) WARNER CHILCOTT purchases, or fails to purchase, such respective minimum quantity or (ii) FAULDING takes either of the actions set forth in Section 1 l(d) hereof. The parties agree that any sale of Product by FAULDING for WARNER CHILCOTT's distribution as samples shall not be included in the calculation of WARNER CHILCOTT's minimum purchase obligation.

                  c. On the last business day of each of the periods set forth in Section 11(a), WARNER CHILCOTT shall pay, by wire transfer, the amount due to FAULDING, if any, pursuant to WARNER CHILCOTT's applicable minimum payment obligation set forth in Section 1 l(a).

                  d. In the event that WARNER CHILCOTT fails during any of the foregoing periods to purchase Product from FAULDING in the respective minimum quantities set above, FAULDING shall have the option upon thirty (30) days' prior written notice to WARNER CHILCOTT to:

                           i. convert the license granted hereunder to a non-exclusive license;

                           ii.      terminate this Agreement; or

                           iii. purchase the registered Doryx(TM) brand product at a price equal to three times WARNER CHILCOTT's Net Sales of Product in the Territory during the immediately preceding twelve (12) month period from the date of FAULDING's notice.

provided however, that WARNER CHILCOTT shall be permitted during such thirty
(30) day period to pay an amount equal to the shortfall between the minimum purchase quantities and the actual number of capsules purchased, multiplied by [REDACTED] per [REDACTED] capsules and upon such payment to avoid the termination therefor of this Agreement, of WARNER CHILCOTT's exclusive grant hereunder, or of the sale of the registered Doryx(TM) brand product.

                  e. WARNER CHILCOTT has paid FAULDING, contemporaneously with the execution of this Agreement, a nonrefundable advance payment in the amount of [REDACTED], toward its minimum purchase obligation of Product under Section
1.1 (a)(ii), which payment shall be credited against its purchase of Product during the period from July 1 through December 31, 1998.

                  f. In the event that a third party commences marketing a Competing Product, the parties agree that (i) the license granted hereunder shall become non-exclusive as to FAULDING and FAULDING or its sublicensees shall have the right to store, promote, distribute and sell its Competing Product in the Territory and (ii) WARNER Chilcott will continue to have the right to purchase Product for sale in the Territory at the same price as set forth herein but will be relieved of its minimum purchase obligations hereunder as of the date the third party commences marketing the aforementioned Competing Product. In the event that the license granted hereunder shall become non-exclusive pursuant to Section 1 l(d), WARNER Chilcott will continue to have the right to purchase Product for sale in the Territory at the same price as set forth herein but will be relieved of its minimum purchase obligations hereunder as of the date of FAULDING's written notice to WARNER CHILCOTT.

         12.      RECALLS

                  a. If WARNER CHILCOTT or FAULDING determines that any quantity of Product should be recalled for any reason, that party will give to the other party notice of the need to recall that quantity and specify its reasons for the need to carry out the recall. If possible, such notice shall be in writing to the other party. If, however, either party determines that in order to avoid an immediate or perceived threat to health, time does not permit written notice, such notice may be by phone to the other party's Medical Affairs Liaison to be confirmed in writing after such notice.

                  b. If within twenty four (24) hours of the receipt of the notice, the parties are unable to agree upon the need to carry out the recall, either party may mandate that the Product be recalled, with or without the agreement of the other party, if it reasonably determines that such recall is necessary to protect the public health or is necessary to insure compliance with applicable laws and regulations.

                  c. The reasonable out-of-pocket costs of the recall and replacement of Products, if applicable, will be borne by the party, whose commission or omission has caused the necessity of such recall. If the parties are unable to reach agreement regarding the necessity of a recall or the party responsible for its costs, either party may request that the Product be submitted to an Independent Analyst for a report, the cost of which shall be paid by the party whose act or omission has caused the necessity of the recall.

                  d. WARNER CHILCOTT will administer all recalls.

                  e. In the event that the FDA requires or otherwise initiates a recall of the Product for any reason whatsoever, WARNER CHILCOTT will forthwith administer the recall.

         13.      ADVERSE DRUG EVENT REGULATION.

                  a. The parties shall each appoint a liaison (a "Medical Affairs Liaison") to communicate with each other with regard to information required in this Section 13 and Section 12 hereof. Either party may change its Medical Affairs Liaison by written notice to the other party.

                  b. During the term of this Agreement, WARNER CHILCOTT and FAULDING shall give each other notice, as set forth in this Section 14, of any adverse drug experience ("ADE") associated with the Product as to which WARNER CHILCOTT or FAULDING obtains information in accordance with the following:

                           i. Any ADE case report obtained by WARNER CHILCOTT or FAULDING shall be reported to the other's Medical Affairs Liaison, by facsimile within five (5) working days, or in the event of a serious or unexpected ADE, three (3) working days, of receipt of the Minimum Criteria. The recipient shall acknowledge receipt of such information within one (1) working day of its receipt of the report. Reports shall be made on either a CIMS I, Medwatch or ADRAC blue card form. As used in this subsection, "Minimum Criteria" shall mean (A) name of the drug;
                                    (B) a description of the adverse drug
                                    experience; (C) patient identifiers (any one or more of the following: the name, initials, clinical investigation number, age, sex or weight and (D) an identifiable source (i.e., the reporter)

                           ii. WARNER CHILCOTT shall prepare and submit to the FDA the periodic safety reports with a copy being provided to FAULDING.

                           iii. Each of the parties will maintain complete and accurate records of each ADE for such periods as may be required by applicable law in the Territory, but not less than five (5) years after the date of receipt.

                  c. WARNER CHILCOTT will (i) file any ADE Report for Product required by the applicable Regulatory Authority; (ii) give FAULDING timely notice of any meetings or discussions with the relevant Regulatory Authority concerning safety of the Product and (iii) notify FAULDING of any regulatory action taken concerning the safety of the Product within one (1) business day of the action being taken and will provide FAULDING with complete information concerning that action.

         14.      INTELLECTUAL PROPERTY

                  a. WARNER CHILCOTT acknowledges and agrees that FAULDING, subject to WARNER CHILCOTT's Intellectual Property Rights set forth in subsection (b) of this Section, is the owner of all Intellectual Property Rights of any kind in relation to the Technology and the Product and any improvements made by FAULDING to the Technology or the Product, including, without limitation, the right to patents, registered or other designs, copyright, trademarks or trade names. Nothing contained in this Agreement shall be effective to give WARNER CHILCOTT any rights of ownership in and to any Intellectual Property Rights of FAULDING and the license granted to WARNER CHILCOTT pursuant to Section 2 of this Agreement is for the sole purpose of selling and marketing the Product in the Territory.

                  b. FAULDING acknowledges and agrees that WARNER CHILCOTT is the owner of all Intellectual Property Rights of any kind in relation to WARNER CHILCOTT's trademarks, trade names and logos, including "Doryx". Other than as set forth in Section 11(d), nothing contained in this Agreement shall be effective to give FAULDING any rights of ownership in and to any Intellectual Property Rights of WARNER CHILCOTT.

                  c. In the event of either party becoming aware of a patent or other third party Intellectual Property Right in the Territory which may be potentially infringed by the Product, its formulation, use or its process of manufacture, or the use in relation to the Product of any of WARNER CHILCOTT's trademarks, trade names or logos, that party will immediately notify the other party.

                  d. If either party becomes aware of a potential infringement of the other party's Intellectual Property Rights in the Territory it will immediately notify the other party.

                  e. FAULDING will have the sole right to determine what conduct, if any, to take in relation to the infringement of FAULDING's Intellectual Property Rights and WARNER CHILCOTT will have the sole right to determine what conduct, if any, to take in relation to the infringement of WARNER CHILCOTT's Intellectual Property Rights (collectively, the "Infringed

Party"). At the request of the Infringed Party the other party will consult, cooperate with and assist the Infringed Party in any such conduct and the Infringed Party will reimburse other party's reasonable expenses associated therewith.

         15       CONFIDENTIALITY

                  a Each of the parties agrees that it will not, unless specifically authorized by the other party:

                           i. disclose any Confidential Information of the other party that it may acquire at any time during the term of this Agreement to a third party;

                           ii. make use of any Confidential Information of the other party for any purpose other than for the purposes set forth in this Agreement; or

                           iii. make, or allow anyone else to make, copies of any Confidential Information of the other party unless for the purposes set forth in this Agreement.

                  b        Each of the parties will:

                           i. use its best efforts to prevent unauthorized disclosure of the Confidential Information by its employees; and

                           ii. restrict the disclosure of the Confidential Information to only those of its employees who require the Confidential Information for the purposes of fulfilling its obligations under this Agreement and to the relevant Regulatory Authority in the Territory.

                  c. If either party (the "Receiving Party") is required (by oral questions, interrogations, requests for information or documents, subpoena or similar process) to disclose any Confidential Material of the other party, it agrees to provide the other party with prompt notice of such request(s), to the extent practicable, so that the other party may seek an appropriate protective order and/or waive the Receiving Party's compliance with the provisions of this Agreement. If, failing the entry of a protective order or receipt of a waiver under this Agreement, the Receiving Party is, in the opinion of its counsel, compelled to disclose Confidential Material of the other party under pain of liability for contempt or other censure or penalty, it may disclose such information to such tribunal(s) without liability under this Agreement

                  d. All Confidential Information, whether in permanent or magnetic/computer disk form or any other form, will be returned to the disclosing party within thirty (30) days of the termination of the Agreement, for any reason whatsoever, or the expiration of the Agreement.

                  e. The obligations undertaken by each party under this Section shall continue in force for a period of five (5) years following the termination or expiration of this Agreement.

         16.      AUDITS.

                  a. WARNER CHILCOTT or its authorized representative shall have the right, no more than once annually and at its own cost, to visit FAULDING's manufacturing and laboratory facilities for Product during regular business hours, provided WARNER CHILCOTT gives fourteen (14) days prior written notice to FAULDING. During any such visit, WARNER CHILCOTT's representatives shall have the right (a) to inspect the manufacturing facilities for the Product, (b) to inspect quality control procedures relative to the Product, and
(c) to audit any records and reports pertinent to the manufacturing of Product to ensure that FAULDING complies with all applicable regulations for the production of Product, including, without limitation, compliance with applicable cGMP; provided that the information is not proprietary in nature.

                  b. FAULDING shall have the right, no more than once annually and at its own cost, during regular business hours, provided FAULDING gives fourteen (14) days prior written notice to WARNER CHILCOTT to have a qualified accountant of FAULDING, or a qualified auditor, reasonably approved by WARNER CHILCOTT, audit WARNER CHILCOTT's records relative to the payments to FAULDING set forth in Section 11 of this Agreement.

                  c. The party conducting the audit or inspection shall assume all risk of loss and indemnify and hold the other party harmless from and against any and all loss, liability, damage, claim and expense including, but not limited to, reasonable attorneys' fees arising out of or resulting from such audits or inspections.

                  d. In the event of an audit by a Regulatory Authority with respect to the Product, FAULDING shall use its best efforts to provide such Regulatory Authority with a prompt, accurate and complete response to any deficiencies noted during the audit. FAULDING agrees that it shall use its best efforts to promptly address, and, if necessary correct, any and all such deficiencies to the satisfaction of the Regulatory Authority and of WARNER CHILCOTT.

                  e. In the event of an audit by a Regulatory Authority with respect to the Product, WARNER CHILCOTT shall use its best efforts to provide such Regulatory Authority with a prompt, accurate and complete response to any deficiencies noted during the audit. WARNER CHILCOTT agrees that it shall use its best efforts to correct promptly any and all deficiencies to the satisfaction of the Regulatory Authority and of FAULDING.

                  f. Each party will promptly give the other party written notice at the commencement of any audit by a Regulatory Authority with respect to the Product.

         17.      TERM AND TERMINATION.

                  a. This Agreement shall be for an initial seven (7) year term commencing as of the date of this Agreement. Thereafter, this Agreement shall automatically be renewed for renewal terms of two (2) years' duration unless either party shall provide the other party with notice of its intent not to renew the Agreement not less than six (6) months prior to the expiration of the initial term or any renewal term then in effect; provided, however, that the provision of such notice of intent not to renew shall not effect any of the other substantive rights of the parties under this Agreement during the final six (6) months of the initial or renewal term during which such notice is provided.

                  b. This Agreement may be terminated by a non defaulting party;

                           i. by notice in writing if the other party shall default in the performance of any of its obligations under this Agreement and such default shall continue for a period of not less than thirty (30) days after written notice specifying such default shall have been given; or

                           ii. if the other party makes an arrangement with its creditors or goes into receivership or liquidation, or if a receiver or a receiver and manager is appointed in respect of the whole or part of the property or business of the party in default;

                           iii. if a major part of the assets or all of the assets of the other party are disposed of or acquired by any other person; or

                           iv. it has been notified by the other party of circumstances constituting force majeure pursuant to Section 18 and that force majeure prevails for a continuous period of six (6) months.

                  c. Upon thirty (30) days after notice of termination has been given, as herein provided, or in the event of FAULDING's termination of this Agreement under Section 17(b), the date the notice of termination has been delivered to WARNER CHILCOTT, the right of WARNER CHILCOTT to place orders for Product with FAULDING shall cease.

                  d. In the event that WARNER CHILCOTT terminates this Agreement in accordance with subsection (b)(i) because of FAULDING's failure to deliver Product (for any reason other than force majeure) within thirty (30) days after the delivery date specified in any Firm Order placed in accordance with Sections 6(c) and (d), FAULDING agrees to refrain from, and to cause it Affiliates to refrain from:

                           i. marketing the Product or any Competing Product in the Territory; or

                           ii. providing to any third party any right to market the Product or any Competing Product in the Territory for a period of six (6) months from the date of termination.

                  e. The parties acknowledge that any termination of this Agreement shall be without prejudice to any rights of either party which may have arisen prior to or as a result of such termination.

                  f. Upon expiration of or termination of this Agreement, for any reason whatsoever, WARNER CHILCOTT shall, at its own expense unless otherwise specified:

                           i. as soon as commercially practicable cease to promote, market, or sell Product in the Territory, except as to quantities of Product already in inventory or in transit, which may be sold; and

                           ii. not engage in conduct, the likely result of which will be to indicate an affiliation or sponsorship with or approval from FAULDING.

         18.      FORCE MAJEURE

         Notwithstanding any other provision of this Agreement, neither party will be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in the performance, or the non-performance of any of its obligations under this Agreement, to the extent that the delay or nonperformance is outside the control of the parties including acts of God, strikes, fires, floods, extreme drought, riot, war, embargoes, government actions or government restrictions affecting production, formulation and/or registration of the Product (including legislation specifically prohibiting the importation, marketing or sale by anyone of the chemical compounds constituting the Product) in the Territory, and the circumstances constituting the force majeure were notified to the other party as soon as possible thereafter. The party subject to force majeure will take all reasonable steps within its power to resolve the circumstances constituting force majeure as soon as possible. Subject to clause 17(b)(iv), the time for performance of that obligation and any consequential obligation will be extended accordingly.

         19       NOTICES

         Notices provided under this Agreement to be given or served by either party on the other shall be given in writing and served personally or by prepaid registered airmail post or by express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It is agreed and understood by the parties that any such notice shall be deemed given and served one day after it is transmitted by facsimile or a date three (3) days after the date of express mail or mail by courier.

TO:      FAULDING:

         F H FAULDING & CO LIMITED ACN 007 870 984
         115 Sherriff Street, Underdale 5032
         South Australia
         Attn: Company Secretary
         Fax: 61 8 8234 8380
         with a copy to:

         FAULDING INC.
         200 Elmora Avenue
         Elizabeth, New Jersey 07207
         Attn: General Counsel
         Fax: 908 659-2410

TO:      WARNER CHILCOTT:

         WARNER CHILCOTT plc.
         Lincoln House, Lincoln Place
         Dublin 2, Ireland
         Attn:
         Fax:

         with a copy to:

         WARNER CHILCOTT, INC.
         Rockaway 80 Corporate Center
         100 Enterprise Drive
         Suite 280
         Rockaway, New Jersey 07866
         Attn: President
         Fax: 973 442-3224


         20.      GOVERNING LAW.

         This Agreement shall be construed in accordance with and governed by the internal laws of the State of New York, excluding such state's rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws. The parties hereto irrevocably submit to the exclusive jurisdiction of the Federal and State Courts located in the State of New York, County of New York.

         21.      EXECUTION OF ALL NECESSARY ADDITIONAL DOCUMENTS.

         Each party agrees that it will forthwith upon the request of the other party execute and deliver all such instruments and agreements and will take all such other actions as the other party may reasonably request from time to time in order to effectuate the provision and purposes of this Agreement.

         22.      WAIVER.

         The failure of either of the parties to insist upon a strict performance of any other terms and provisions therein shall not be deemed a waiver of any subsequent breach of default in the terms or provisions of this Agreement.

         23.      ASSIGNMENT AND AMENDMENT.

         Other than an assignment by FAULDING to any of its Affiliates, neither this Agreement nor any rights arising hereunder shall be assigned by one party without the prior written consent of the other and then only upon approval of the other party and acceptance of such assignment in written form approved by such party, which approval shall not be unreasonably withheld. Other than an amendment by FAULDING to the price for the Product set forth in Section 7(a), no amendment hereof shall be binding unless made in writing and signed by the parties hereto.

         24.      ENTIRE AGREEMENT.

         This Agreement incorporates the entire understanding of the parties and revokes and supersedes any and all agreements, contracts, understandings or arrangements that might have existed heretofore between the parties regarding the subject matter hereof.

         25.      SEVERABILITY.

         If any term or provision of this Agreement shall be held invalid or unenforceable, the remaining terms hereof shall not be affected, but shall be valid and enforced to the fullest extent permitted by law.

         26.      HEADINGS.

         The headings used in this Agreement are intended for guidance only and shall not be considered part of this written understanding between the parties hereto.


         IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date first above written.

                                     F H FAULDING & CO LIMITED

                                     By:  /s/ Scott Richards
                                         -------------------------------

                                     WARNER CHILCOTT plc

                                     By: /s/ Roger M. Boissoneault
                                         -------------------------------